Exhibit 2.2

FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

BETWEEN

PANTHER COMMUNITY BANK, N.A.

AND

FIRST NATIONAL BANK OF THE GULF COAST (IN ORGANIZATION)

THIS FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER (this “First Amendment”) is made and entered into as of the 23rd day of June, 2009 by and between PANTHER COMMUNITY BANK, N.A. (hereinafter referred to as “PCB”), a banking association organized under the laws of the United States, and FIRST NATIONAL BANK OF THE GULF COAST (IN ORGANIZATION) (hereinafter referred to as “FNB”), a banking association in organization under the laws of the United States.

RECITALS:

WHEREAS, the parties hereto have previously entered into that certain Agreement and Plan of Merger, dated April 23, 2009 (the “Merger Agreement”); and

WHEREAS, parties hereto wish to amend the terms of the Merger Agreement as described herein.

NOW, THEREFORE, the parties do hereby agree that the Merger Agreement shall be amended as follows:

1.	Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

2.	Amendment to Section 2.3 of the Merger Agreement. The Merger Agreement is hereby amended by deleting Section 2.3 thereof in its entirety and replacing such Section with the following:

“2.3 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of FNB Common Stock or PCB Common Stock who would otherwise be entitled to receive a fractional share of Surviving Bank Common Stock, after taking into account all certificates delivered by such holder, shall receive an amount in cash, without interest, rounded to the nearest cent, equal to the product obtained by multiplying $10.25, by the amount of fractional shares calculated to the nearest ten-thousandth of the share of Surviving Bank Common Stock, to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fractional shares.”

3.	Amendment to Section 6.1(a) of the Merger Agreement. The Merger Agreement is hereby amended by deleting Section 6.1(a) thereof in its entirety and replacing such Section with the following:

“6.1 Registration Statement; Shareholder Approval.

(a) As soon as practicable after execution of this Agreement, PCB shall file a Registration Statement with the OCC (the “Registration Statement”) on such form as PCB is eligible to use, to register the securities of the Surviving Bank to be issued upon the consummation of the Merger, and shall use its reasonable best efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state blue sky or securities Laws in connection with the issuance of the shares of Surviving Company Common Stock upon consummation of the Merger. FNB shall furnish all information concerning it and the holders of its capital stock as PCB may reasonably request in connection with such action. The Parties agree to use their best efforts to cause the filing of the Registration Statement by June 30, 2009 but in no event shall the Registration Statement be filed later than July 10, 2009.”

4.	Amendment to Section 6.2 of the Merger Agreement. The Merger Agreement is hereby amended by deleting Section 6.2 thereof in its entirety and replacing such Section with the following:

“6.2 Registration Statement Amendment. On or around May 12, 2009, FNB filed with the OCC its Post-Effective Amendment No. 2 to the Registration Statement on Form S-1. FNB shall use its reasonable best efforts to cause the amendment to become effective under the 1933 Act.”

5.	Amendment to Section 8.1(e) and Section 9.2 of the Merger Agreement. The Merger Agreement is hereby amended by deleting the date June 30, 2009 contained in Section 8.1(e) and in Section 9.2 thereof and replacing such date with October 30, 2009.

6.	Amendment to 9.2 al the Merger Agreement. The Merger Agreement is hereby amended by deleting Section 9.2 thereof in its entirety and replacing such Section with the following:

“9.2 Expenses.

(a) Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel; provided, that, in the event the Merger is not consummated prior to October 30, 2009, as a result of FNB’s failure to satisfy the conditions to PCB’s obligations to close set forth herein (other than as a result of PCB’s failure to comply fully with its obligations under the Merger Agreement or this First Amendment), FNB agrees to and shall reimburse PCB for PCB’s reasonable, documented, out-of-pocket expenses, including all reasonable fees of attorneys, accountants, PCB officers and directors, and other professionals, incurred in connection with the Merger Agreement, this First Amendment, and the transactions contemplated hereby (the “Fees and. Expenses”).

(b) FNB acknowledges that, through May 31, 2009, PCB incurred $224,207.90 in legal Fees and Expenses in connection with the Merger. FNB further acknowledges that PCB incurred $135,000.00 in financial advisor Fees and Expenses with respect to its compliance with Section 7.3(g) of the Merger Agreement and the Fees and Expenses of PCB directors associated with the merger, FNB agrees that the foregoing Fees and Expenses shall be reimbursed by FNB to PCB as set forth in this Section. FNB further acknowledges and agrees that PCB will continue to incur Fees and Expenses in connection with the Merger, and that all future PCB Fees and Expenses shall also be reimbursed by FNB to PCB as set forth in this Section. All Fees and Expenses shall be paid and reimbursed to PCB within ten (10) days following FNB’s failure, if any, to satisfy the conditions to PCB’s obligations to close the Merger set forth in the Merger Agreement and this First Amendment (other than as a result of PCB’s failure to comply fully with its obligations under the Merger Agreement and this First Amendment).

(c) FNB has requested PCB undertake and incur certain contractual obligations and expenses with third party vendors prior to the closing of the transactions contemplated by this Agreement (the “Third Party Vendor Agreements”). FNB acknowledges that PCB will enter into certain Third Party Vendor Agreements including, without limitation: (i) a certain Customer Service Agreement, dated May 12, 2009 (the “T3 Agreement”), by and between PCB and T3 Communications, Inc. (“T3”), and (ii) a certain purchase order with CDW, dated May 2009 (the “CDW Agreement”) pursuant to which T3 will provide certain telecommunications services related to the assimilation of PCB’s workstations into FNB’s network structure and CDW will provide certain equipment related thereto. FNB acknowledges that PCB’s entry into the T3 Agreement and the CDW Agreement are in contemplation of the consummation of the transactions set forth in this Agreement and, therefore, FNB hereby agrees to and shall promptly pay for any and all costs, fees, and expenses incurred by PCB relating to the T3 Agreement and the CDW Agreement. With respect to all future Third Party Vendor Agreements PCB enters into in contemplation of the consummation of the transactions set forth in this Agreement, FNB hereby agrees to and shall promptly pay for any and all costs, fees, and expenses incurred by PCB relating to the Third Party Vendor Agreements in the event that the closing of the transactions contemplated by this Agreement does not occur by October 30,

2009 (or any later date to which PCB and FNB have mutually agreed) for any reason other than as a result of PCB’s failure to comply fully with its obligations under this Agreement. FNB shall completely and irrevocably indemnify, hold harmless, release, defend, and reimburse PCB from and against any and all demands, damages, claims, lawsuits, causes of action, obligations, liabilities, and expenses (including court costs and attorneys’ fees) whatsoever which any person or entity ever had, now has, or may hereafter have against PCB related in any manner to the Third Party Vendor Agreements and PCB’s contractual obligations and responsibilities under the Third Party Vendor Agreements.

7.	Remaining Terms Unaffected. Except for the amendments to the Merger Agreement set forth herein, all other provisions of the Merger Agreement shall remain in full force and effect and are incorporated herein as if fully set forth herein.

8.	Entire Agreement. The Merger Agreement and this First Amendment constitute the entire agreement of the parties hereto with respect to the subject matter contained herein and may not be amended or modified except in a writing signed by all parties hereto. All prior understandings and agreements between the parties hereto with respect to the subject matter contained herein are merged in the Merger Agreement and this First Amendment, which together fully and completely express the parties’ understanding.

9.	Parties in Interest. This First Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

10.	Counterparts. This First Amendment may be executed in multiple counterparts, all of which taken together shall constitute one and the same instrument.

11.	Governing Law. The interpretation and construction of this First Amendment, and all matters relating thereto, shall be governed by the internal laws of the State of Florida without giving effect to the principles of conflicts of laws.

[remainder of page intentionally left blank]

[signatures appear on following page]

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first above written.

FIRST NATIONAL BANK OF THE GULF COAST (IN ORGANIZATION)

By:	/s/ Gary L. Tice
Gary L. Tice
Chairman of the Board of Directors

PANTHER COMMUNITY BANK, N.A.

By:	/s/ Michael J. Kerschner
Michael J. Kerschner
Chairman of the Board of Directors